Exhibit 10.1

LETTER OF AGREEMENT

February 7, 2011

To:

Certain shareholders (“Vendors”) of Carbon Green NA, Inc. represented by their agent (“Agent”), Peter Jensen, Esq.

Re:

Purchase of all of the issued and outstanding securities (the “Securities”)
owned by the Vendors in the capital of Carbon Green NA, Inc.

The following sets out the basic terms upon which Hunt Global Resources Inc. would be prepared to purchase the Securities.  The terms are not comprehensive and additional terms, including reasonable warranties and representations, will be incorporated into a formal agreement (the “Formal Agreement”) with the Vendors to be completed.  The basic terms are as follows:

1.

Purchaser:  Hunt Global Resources Inc. (the “Purchaser”).

2.

Target:  Carbon Green NA, Inc. (the “Target”).

3.

Securities:  The Purchaser agrees to purchase from the Vendors, and the Vendors, by their Agent, agree to sell, assign and transfer to the Purchaser, the Securities free and clear of all liens, charges and encumbrances.  The Purchaser agrees to effect purchases from the Vendors and to make offers to the remaining shareholders of the Target employing common shares (“Purchaser Common Shares”), Series A Preferred Stock (“Purchaser Series A”) and/or Series B Preferred Stock (“Purchaser Series B”) (collectively “Consideration Shares”) of the Purchaser and Purchaser Series A and Series B warrants (“Consideration Warrants”) being five year Purchaser warrants exercisable commencing completion of the first commercial tire recycling plant after acquisition. The Vendors own an aggregate 94,500,000 common shares (“Vendor Common Stock”), 2,500,000 Series A preferred stock (“Vendor Series A”)* and 10,000,000 Series B preferred stock (“Vendor Series B”) of the Target representing not less than 85% of the Target’s issued and outstanding common stock and 100% of the Target’s issued and outstanding Series A stock and Series B stock (collectively “Securities”) on the date hereof.  The aggregate consideration to purchase all the Vendor Securities by the Purchaser shall be (in the proportion to be instructed by the Agent):

(a)

30,567,246 Purchaser Common Shares;

(b)

125,000 Purchaser Series A;

(c)

125,000 Purchaser Series B;

(d)

24,000 Purchaser Series A Warrants exercisable at $208 per Purchaser Series A share for the Vendor Series A; and

(e)

40,300 Purchaser Series B Warrants exercisable at $248 per Purchaser Series B share for the Vendor Series B.

The Purchaser also warrants, on or before or after Closing or at any time after 90 days from Closing, to make the same offer, mutatis mutandis, to any shareholders of the Target which are not represented by this Agreement or been named herein with the intent that the Target shall be a wholly owned subsidiary.  The Vendors warrant that the additional offers, except for additional finance agreed by the Purchaser, shall not exceed fifteen percent (15%) of the foregoing amount of Vendor Common Stock.

4.

Transaction:  The Purchaser, the Target and the Vendors will enter into a business combination whereby the Purchaser will purchase all of the Securities of the Target shareholders in accordance with the above formula and including replacement of warrants and options on the like ratio if they haven’t been capitalized (the “Acquisition”).  Upon consummation of the Acquisition, the Target will become a controlled or wholly-owned subsidiary of the Purchaser.  The Acquisition will be completed pursuant to available exemptions from the Securities Act of 1933 and any other applicable securities legislation.

5.

Funding Commitment:

The Purchaser agrees that part of the consideration for the Vendors to agree to sell the Securities is the Agreement of the Purchaser to use best efforts to raise funds sufficient to build not less than ten (10) Target tire recycling (pyrolysis)  plants in North America during the next five years.

6.

Board Appointment:

At Closing the Purchaser shall, subject to request of the Vendors, appoint two persons nominated by the Vendors to the Purchaser’s board of directors.

7.

Structure:  In order to facilitate the Acquisition, the Purchaser, the Target and the Vendors agree that each will use their best efforts to complete the Acquisition in such manner as to:

(a)

comply with all necessary legal and regulatory requirements;

(b)

minimize or eliminate any adverse tax consequences; and

(c)

be as cost effective as possible.

8.

Access to Information:  The parties hereto agree that immediately upon execution of this Letter of Agreement:

(a)

the Purchaser and its respective advisors will have full access during normal business hours to, or the Vendors will deliver to the Purchaser, copies of all documents pertaining to the operations of the Target; and

(b)

the Vendors and its respective advisors will have full access during normal business hours to, or the Purchaser will deliver to the Vendors, copies of all documents pertaining to the operations of the Purchaser.

9.

Return of Materials:  Each of the parties agrees to return or destroy any materials delivered in accordance with Section 8 of this Letter of Agreement if the Formal Agreement is not executed within the time provided.

10.

Condition(s) Precedent for the Purchaser:  The obligation of the Purchaser to proceed with the Acquisition will be subject to satisfaction or written waiver by the Purchaser of the following condition(s) (the “Conditions Precedent”) upon the day of execution and delivery of the Formal Agreement or as otherwise set forth in the Formal Agreement:

(a)

review and approval of all materials in the possession and control of the Target and the Vendors which are germane to the decision to proceed with the Acquisition;

(b)

the Schedule “A” memorandum disclosure being substantially accurate;

(c)

the Purchaser and its solicitors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and that both the solicitors and the Purchaser are satisfied with the results of such due diligence;

(d)

the Purchaser and its accountant having had a reasonable opportunity to review the audited financial statements (including corporate tax returns, general ledger listings, adjusting entries and opening trial balances) of the Target, prepared in accordance with United States generally accepted accounting principles by independent accountants registered with the United States Public Company Accounting Oversight Board, and that both the Purchaser and its accountant are satisfied with the content of such financial statements;

(e)

satisfactory arrangements being made to hire the personnel necessary to operate the business of the Target including the Target entering into an executive management contract with the present management of the Target on the same terms as the existing management agreements;

(f)

the Purchaser, the Vendors or the Target obtaining the consent from any parties from whom consent to the Acquisition is required;

(g)

no material adverse change having occurred in connection with the business of the Target or the Securities;

(h)

no legal proceedings pending or threatened to enjoin, restrict or prohibit the transactions contemplated in this Letter of Agreement; and

(i)

approval of the Board of Directors of the Purchaser being obtained.

It would be the expectation of the Purchaser that many of the Conditions Precedent will be narrowed or eliminated altogether as the Purchaser completes its due diligence and the Formal Agreement and schedules thereto are finalized.

11.

Conditions Precedent for the Vendors:  The obligation of the Vendors to proceed with the Acquisition will be subject to satisfaction or written waiver by the Vendors of the following condition(s) (the “Vendors’s Conditions Precedent”) within 30 days after execution and delivery of the Formal Agreement:

(a)

review and approval of all materials in the possession and control of the Purchaser which are germane to the decision to proceed with the Acquisition;

(b)

the Vendors and its solicitors having had a reasonable opportunity to perform the searches and other due diligence reasonable or customary in a transaction of a similar nature to that contemplated herein and that both the Vendors and its solicitors are satisfied with the results of such due diligence;

(c)

the Vendors and its accountant having had a reasonable opportunity to review the financial statements (including corporate tax returns, general ledger listings, adjusting entries and opening trial balances) of the Purchaser, prepared in accordance with generally accepted accounting principles and that both the Vendors and its accountant are satisfied with the content of such financial statements; and

(d)

no material adverse change having occurred in connection with the business of the Purchaser.

It would be the expectation of the Vendors that many of the Vendors’s Conditions Precedent will be narrowed or eliminated altogether as the Vendors completes its due diligence and the Formal Agreement and schedules thereto are finalized.

12.

Closing:  The closing (the “Closing”) of the transactions contemplated by this Letter of Agreement, unless otherwise agreed to by the parties hereto, will occur not later than February 28, 2011 unless extended by the Parties.  At the Closing, the Vendors will transfer the Securities to the Purchaser free from any outstanding liens, charges, claims or encumbrances and execute all such documents as the Purchaser’s solicitors may require in order to effect such transfer.  The Closing may take place by exchange of the appropriate solicitor’s undertakings, which will involve each party’s solicitors delivering to his or her counterpart all required consideration and documentation, to be held in trust and not released until all such consideration and documentation has been executed and delivered to the Purchaser.

13.

Confidentiality:  Except as and to the extent required by law, the Purchaser will not disclose or use, and will direct its representatives not to disclose or use to the detriment of the Vendors or the Target, any Confidential Information (as defined below) with respect to the Target furnished, or to be furnished, by either the Vendors, the Target, or their respective representatives to the Purchaser or its representatives at any time or in any manner other than in connection with its evaluation of the transaction proposed in this Letter of Agreement.  For purposes of this paragraph, "Confidential Information" means any information about the Target stamped "confidential" or identified in writing as such to the Purchaser by the Vendors promptly following its disclosure, unless (i) such information is already known to the Purchaser or its representatives or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of the Purchaser or its representatives, (b) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the Acquisition, or (c) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings.  Upon the written request of the Vendors, the Purchaser will promptly return to the Vendors or the Target or destroy any Confidential Information in its possession and certify in writing to the Vendors that it has done so.

14.

Disclosure:  Except as and to the extent required by law, without the prior written consent of the other party, neither the Purchaser, the Vendors, nor the Target will, and each will direct its representatives not to make, directly or indirectly, any public comment, statement, or communication with respect to, or otherwise to disclose or to permit the disclosure of the existence of discussions regarding, a possible transaction between the parties or any of the terms, conditions, or other aspects of the transaction proposed in this Letter of Agreement.  If a party is required by law to make any such disclosure, it must first provide to the other party the content of the proposed disclosure, the reasons that such disclosure is required by law, and the time and place that the disclosure will be made.

15.

Costs:  The Purchaser, the Target and the Vendors will be responsible for and bear all of their own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the Acquisition.

16.

Purchase and Sale Agreement:  Upon execution of this Letter of Agreement, the Vendor will arrange for the preparation of a draft of the Formal Agreement for the Purchaser’s review.

17.

Good Faith Negotiations:  Each of the Purchaser and the Vendors will act honestly, diligently and in good faith in their respective endeavors to negotiate, settle and execute the Formal Agreement within 15 days following the execution of this Letter of Agreement.

18.

Standstill Agreement:  Following the execution of this Letter of Agreement and until the Closing, the Vendors will not, directly or indirectly, purchase or sell any Securities.

19.

Binding Agreement:  This Letter of Agreement creates a binding contract and the Parties will effect good faith, reasonable best efforts and due diligence to complete and execute the Formal Agreement.

20.

Proper Law:  This Letter of Agreement will be governed by and construed in accordance with the laws of Texas and the parties hereby exclusively attorn to the jurisdiction of the Courts of competent jurisdiction of Texas in any proceeding hereunder.

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21.

Counterparts and Electronic Means:  This Letter of Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.  Delivery to us of an executed copy of this Letter of Agreement by electronic facsimile transmission or other means of electronic communication capable of producing a printed copy will be deemed to be execution and delivery to us of this Letter of Agreement as of the date of successful transmission to us.

Acceptance:  If you are agreeable to the foregoing terms, please sign and return a duplicate copy of this Letter of Agreement by no later than by 5:00 p.m. on February 7, 2011.  Facsimile is acceptable.

Yours truly,

Hunt Global Resources Inc.

Per:	/s/ George T. Sharp	/s/ Jewel Hunt
Name:	George Sharp	Jewel Hunt
Title:	Chief Executive Officer	Chairman

The above terms are accepted by the Vendors this 7th day of February, 2011.

/s/ Peter Jensen

Peter Jensen, Agent

SCHEDULE “A”

TO:	George Sharp

FROM:	Peter Jensen

DATE:	February 4, 2011

RE:	Carbon Green NA Business Status on Share Swap with Hunt Global Resources

George;

Upon a share swap with Hunt being closed the structure of the business will look substantially as follows:

(a)

Hunt, a Colorado company, will own CGNA, a Colorado private company

(b)

CGNA will own all IP and all assets, including the Cyprus plant and all patents associated with the IP.

(c)

CGNA has license agreements for the territories of Asia Pacific/Mid-East+Africa, South America, and Europe which Hunt Global Resources Inc. shall continue to honor.

(d)

Hunt shall receive the following consideration from the Licensees:

(i)

For Asia Pacific/Mid-East+Africa $20 million license fee payable on or before Dec. 31, 2011.  Royalty of $20 per tonne of waste rubber processed and the right to build plants.  Term of 30 years with 20 year renewal for $20 million

(ii)

For South America $20 million license fee payable on or before completion of first plant.  Royalty of $20 per tonne waste rubber processed and the right to build plants.  Term of 30 years with 20 year renewal for $20 million

(iii)

For Europe five year option for $10 million option fee payable as to $2 million annually in arrears.  $10 million on exercise.  Royalty of $20 per tonne waste rubber processed and the right to build plants.  Cyprus plant excluded. Term of 30 years with 20 year renewal for $20 million

So Hunt Global can expect to acquire with acquisition of CGNA:

1.

All world-wide IP;

2.

Cyprus plant and feed-in territory

3.

The benefit of $80,000,000 of research, development and Cyprus plant construction over the last seven years to achieve unique EU recognized patented tire recycling technology

4.

North America and Central America exclusive operational area.  Pro-forma economic statements have previously been provided for a ten plant US operation in the next five years

5.

$2,000,000 per year for five years for the Europe Option

6.

$40,000,000 in near/mid- term (by Dec. 31, 2011 for Asia and on first plant for South America) license initiation fees for Asia-Pacific/Mid-East and South America plus $10,000,000 for Europe exercise failing which licenses fall and the territories revert to CGNA

7.

The right to supply and build plants in the license territories

8.

$20 per tonne of processed waste rubber ($900,000 per year for a 45,000 tonne plant) for licensed plants